EXHIBIT 16




November 19, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for New Ulm Telecom, Inc. and on February 21, 2002, we reported on the consolidated financial statements of New Ulm Telecom, Inc. and subsidiaries ("NU") as of and for the two years ended December 31, 2001. On November 18, 2002, we were replaced as principal accountants of NU. We have read and agree with the statements in Item 4 of the Form 8-K of New Ulm Telecom, Inc. dated November 18, 2002.

Very truly yours,

OLSEN THIELEN & CO., LTD.
Certified Public Accountants